UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2011

KIT DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

26 West 17th Street - 2nd Floor
New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  +1 (212) 661-4111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc.

December 30, 2011

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 30, 2011, we acquired from Sezmi Corporation ("Sezmi") substantially all of its assets and assumed certain of its liabilities, pursuant to an Asset Purchase Agreement, dated as of December 30, 2011. Headquartered in Belmont, California, Sezmi is a leading global provider of broadband-broadcast hybrid TV solutions.  Sezmi employs a cloud-based software-as-a-service model and its target customers are service operators, such as telecommunication companies and Internet service providers, as well as content providers who desire to provide licensed or owned video content to subscribers across mobile and Internet protocol (IP)-connected home entertainment devices. Sezmi has approximately 80 full-time employees and contractors in the United States, with another 55 employees in India.

The purchase price at closing for the acquisition of substantially all of Sezmi's assets was approximately $27 million, after taking into account adjustments for net negative working capital. This consideration consisted of approximately $8 million of cash paid at closing plus the assumption of approximately $8 million in cash liabilities (some of which may be paid over time), and the issuance of an estimated $11 million in KIT digital common stock (or approximately 1,200,000 shares). The exact number of shares will be adjusted based on certain assumed liabilities payable in stock, and is calculated based on the volume-weighted average price of our common stock during the 20 consecutive trading days ending on the trading day immediately preceding the date of the Asset Purchase Agreement, which equaled $8.94 per share.

We also agreed in the Asset Purchase Agreement, provided Sezmi reaches specified revenue and cash flow targets from existing customers and identified target customers, to issue earn-out payments over the first 3 years post-closing. At this time, we estimate that the earn-out payments over this three-year period will total between $20 million and $25 million, but the ultimate level of earn-out payments may be higher or lower than these figures.

Any shares of common stock issuable pursuant to earn-outs upon the first, second or third anniversary of the closing of the acquisition will be determined using the volume-weighted average price of KIT digital common stock for the 20-trading days ending immediately preceding such anniversary date. At our sole discretion, payment of these earn-outs may also be satisfied in cash, at a 5% discount to the nominal, shares-payable level.

Of the shares issued to Sezmi at closing, 276,846 shares of common stock are being held in an escrow account for a period of up to 12 months following the closing to cover any losses or damages we may incur by reason of any understatement of assumed liabilities or any misrepresentation or breach of warranty by Sezmi under the Asset Purchase Agreement.

Prior to the acquisition, Sezmi had no material relationship or association with us.  The acquisition purchase price was determined as a result of arm's length negotiations between the parties.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference in its entirety.

Item 2.02.	Results of Operations and Financial Condition.

            The information contained in the Press Release issued by KIT digital, Inc. on January 6, 2012, reporting preliminary fourth quarter 2011 results and full year 2012 forecast, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.  Such information in this current report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 3.02.	Unregistered Sales of Equity Securities.

On December 30, 2011, we issued shares of our common stock in the acquisition described in Item 2.01 above in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, and are subject to a contractual restriction that holders of such stock may not make any sale, any short sale of, loan, grant any option for the purchase of, or otherwise assign, pledge, hypothecate or dispose of any such shares for a period of nine months following the acquisition, except as otherwise expressly consented to by us.  The shares of common stock offered in the acquisition have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The information set forth above in Item 2.01 with respect to our issuance of shares to Sezmi is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)            Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), the financial statements of Sezmi Corporation shall be provided not later than March 14, 2012.

(b)            Pro Forma Financial Information.  In accordance with Item 9.01(b), the pro forma financial information shall be provided not later than March 14, 2012.

(d)            Exhibits.  The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of December 30, 2011, between KIT digital, Inc. and Sezmi Corporation.

99.1	Press Release issued by KIT digital, Inc. on January 6, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: January 6, 2012	By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman and Chief Executive Officer

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